News Release

Westmoreland Appoints Gary Kohn as Chief Financial Officer

Englewood, CO – March 28, 2017 – Westmoreland Coal Company (Nasdaq:WLB) today announced that Gary Kohn has been promoted to Chief Financial Officer effective March 6, 2017. Kohn has been serving as interim Chief Financial Officer since November 2016.

“I am thrilled to welcome Gary into the CFO role on a permanent basis,” said Kevin Paprzycki, Westmoreland’s Chief Executive Officer. “Gary’s demonstrated leadership, strong execution and clear understanding of Westmoreland’s goals and culture have been instrumental to the success of the team since he stepped into the interim role in November. I am confident in his ability to make an immediate positive impact in this new role.”

Kohn joined Westmoreland in April 2016 and served as Vice President of Investor Relations and Treasurer until his promotion to Interim Chief Financial Officer in November 2016. Prior to joining Westmoreland, Kohn served in leadership roles in investor relations, treasury and finance at companies including First Data, Western Union, Ciber, and Intrepid Potash. Kohn received his B.S. in Accounting from the University of Northern Colorado in 1988 and was a licensed Certified Public Accountant from 1989 through 2000.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States.  Westmoreland’s coal operations include surface coal mines in the United States and Canada, underground coal mines in Ohio and New Mexico, a char production facility, and a 50% interest in an activated carbon plant.  Westmoreland also owns the general partner of and a majority interest in Westmoreland Resource Partners, LP, a publicly-traded coal master limited partnership (NYSE:WMLP).  Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina.  For more information, visit www.westmoreland.com.

For further information please contact

Gary Kohn
Chief Financial Officer
1-720-354-4467
GKohn@westmoreland.com